UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2009

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
Suite 3500
Hunt Valley, Maryland  21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act.

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

On December 18, 2009, a wholly owned subsidiary (the “Borrower”) of Omega Healthcare Investors, Inc. (“Omega”) entered into a Credit Agreement (the “Term Loan Credit Agreement”) with General Electric Capital Corporation (“GECC”), as Administrative Agent and a Lender, and the other financial institutions who are or may become parties thereto (collectively, the “Lenders”), providing for a  new five-year $100 million term loan (the “Term Loan”).  Omega has guaranteed the obligations of the Borrower under the Term Loan Credit Agreement in favor of the Lenders.

The material terms of the Term Loan are as follows:

Interest Rate and Payment Schedule.   The outstanding principal balance on the Term Loan will bear interest at the reserve-adjusted LIBOR Rate (the “Eurodollar Rate”) plus 5.5% per annum, but in no event will the Eurodollar Rate be less than 1.0% per annum. Until December 31, 2011, scheduled monthly payments on the Term Loan include interest only.  Commencing January 1, 2012, monthly installment payments will include principal and interest based on a 30-year amortization schedule and an assumed annual interest rate of 6.5%, with a balloon payment of the remaining balance due at maturity.  The default rate on the Term Loan is 5.0% above the interest rate otherwise applicable to the Term Loan.

Prepayments.  We may prepay the Term Loan at any time in whole (but not in part), at our option, subject to a prepayment fee of 3% if prepaid on or prior to December 31, 2010, declining to  (i) 2% after December 31, 2010, (ii) 1% after December 31, 2011 and (iii) zero after December 31, 2012.

Covenants.  The Term Loan Credit Agreement contains customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on our transfer of ownership and management. In addition, the Term Loan Credit Agreement contains financial covenants including, without limitation, with respect to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum distributions. The covenants contained in the Term Loan Credit Agreement are substantially similar to the covenants contained in Omega’s existing Credit Agreement (the “Revolving Credit Agreement”), dated as of June 30, 2009, relating to its $200 million revolving senior secured credit facility (the “Revolving Credit Facility”).

Events of Default  The Term Loan Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments, and loss of real estate investment trust (“REIT”) status. The events of default under the Term Loan Credit Agreement are substantially similar to the events of default under the Revolving Credit Agreement.

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Security and Guarantees.  Omega has guaranteed the obligations of the Borrower under the Term Loan Credit Agreement. All obligations under the Term Loan  and the related guarantee are secured by a perfected first priority lien on 18 long term care facilities under a master lease with one of the Company’s existing operators, and all improvements, fixtures, equipment and other personal property relating thereto, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties. Omega has also pledged its ownership interest in the Borrower.

GECC is also a Lender under the Revolving Credit Agreement.  At December 18, 2009, Omega had $7 million of borrowings outstanding under the Revolving Credit Facility.

The foregoing description is qualified by reference to the text of the Term Loan Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation of $100 million under the Term Loan.

Item 8.01  Other Events.

On December 22, 2009, Omega purchased subsidiaries of CapitalSource Inc. owning 40 long term care facilities and an option to purchase other CapitalSource subsidiaries owning 63 additional facilities for an aggregate purchase price of approximately $294.1 million, consisting of: (i) $184.2 million in cash; (ii) 2,714,959 shares of Omega common stock; and (iii) assumption of $59.4 million of mortgage debt currently bearing interest at 6.8% and maturing on December 31, 2011, with Omega having a one-year extension right.  This purchase represents the initial closing under  the previously reported Securities Purchase Agreement among Omega, CapitalSource and certain of its subsidiaries.  Omega will file a Form 8-K  with additional information regarding the transaction within the period prescribed therefor.

Item 9.01.  Financial Statements and Exhibits.

10.1
Credit Agreement, dated as of December 18, 2009, among NRS Ventures, L.L.C., as Borrower, General Electric Capital Corporation, as Administrative Agent and a Lender, and the other financial institutions who are or hereafter become parties thereto, as Lenders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. TAYLOR PICKETT

Name: C. Taylor Pickett

Title: Chief Executive Officer

Dated: December 23, 2009

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